Exhibit 99.1

A-Mark Precious Metals Announces Pricing of Public Offering of Common Stock

El Segundo, CA – March 4, 2021 – A-Mark Precious Metals, Inc. (NASDAQ: AMRK) (A-Mark), a leading fully integrated precious metals platform, today announced that it had priced an offering of 2,500,000 shares of its common stock at a price to the public of $28.00 per share. All of the shares of common stock are being offered by A-Mark. In addition, A-Mark has granted the underwriters a 30-day option to purchase up to 375,000 additional shares of its common stock at the public offering price, less underwriting discounts, and commissions. The offering is expected to close on March 8, 2021, subject to customary closing conditions.

D.A. Davidson & Co. and Roth Capital Partners are acting as joint book-running managers for the offering. CIBC Capital Markers is acting as a co-manager for the offering.

A-Mark currently intends to use the net proceeds from the offering to fund a portion of the consideration payable in connection with the previously announced acquisition of JM Bullion, Inc., and other general corporate purposes. If the acquisition of JM Bullion is not consummated for any reason, proceeds from the offering will be used by A-Mark for general corporate purposes.

The offering is being made pursuant to an effective registration statement on Form S-3 (No. 333-249060), which was declared effective by the Securities and Exchange Commission today. Copies of the final prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained from D.A. Davidson & Co., 8 Third Street North, Great Falls, MT 59401, by telephone: 1-800-332-5915, or by email: prospectusrequest@dadco.com.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities law of any such state or jurisdiction.

Important Cautions Regarding Forward-Looking Statements

Statements in this press release that relate to the closing of the underwritten offering and the consummation of the acquisition of JM Bullion are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. The Company may be unsuccessful in closing the underwritten offering, or in consummating the acquisition of JM Bullion, on the terms presently contemplated or at all. The underwritten offering and the acquisition are subject to various conditions which may not be satisfied depending on a variety of business, economic, political, governmental and market factors, including those that are described in the Company’s registration statement on Form S-3 referred to above and the Company’s other public filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Company Contact:

Thor Gjerdrum, President

A-Mark Precious Metals, Inc.

1-310-587-1414

thor@amark.com

Investor Relations Contact:

Matt Glover

Gateway Investor Relations

1-949-574-3860

AMRK@gatewayir.com